Exhibit 99.1

  Network Engines Announces Solid Results for the Second Quarter of
   Fiscal 2005; NS Series Channel Sales Infrastructure Strengthened During First Quarter Operating as Pure-play Server Appliance Vendor

    CANTON, Mass.--(BUSINESS WIRE)--April 21, 2005--Network Engines, Inc. (NASDAQ: NENG), a leading provider of storage and security server appliance products and services, today reported financial results for the period ended March 31, 2005, its fiscal second quarter of 2005. Financial results were in line with or exceeded previously announced expectations.

    Second Quarter Financial Performance Highlights

    -- Net revenues of $23.7 million compared to $27.0 million in the first fiscal quarter of 2005 were in line with guidance of $20 million to $24 million. The lower net revenues reflect the previously announced strategic decision to exit the third-party storage networking products distribution business, which was completed in the prior quarter.

    -- Gross profit of 21.6 percent of net revenues compared to 18.7 percent in the first quarter of fiscal 2005, exceeded guidance of 17 to 19 percent. The better than anticipated margin was due to lower materials and manufacturing costs being partially offset by higher inventory charges.

    -- Operating expenses for the quarter were $6.5 million compared to $6.8 million in the first quarter of 2005, which included approximately $366,000 of restructuring charges related to the exit from the business of distributing third party storage networking products.

    -- Net loss on a GAAP basis was $(1.1) million, or $(0.03) per share, better than expectations of $(2.0) million to $(2.4) million. Net loss for the quarter compared to a net loss of $(1.5) million, or $(0.04) per share, in the first quarter of fiscal 2005 which included approximately $366,000 of expenses related to exiting the business of distributing third party storage networking products.

    --  Cash, cash equivalents and short-term investments totaled
        $44.7 million at the close of the quarter, compared to $41.3 million at December 31, 2004.

    "The March quarter marked Network Engines' first quarter as a pure-play server appliance vendor," said John Curtis, President and Chief Executive Officer of Network Engines. "We delivered a solid financial and operational performance in the OEM business, as we continued to focus on servicing our marquee OEM partners. The solid foundation of this business enables us to devote the resources necessary to invest in our opportunity to partner with Microsoft in bringing our ISA Server 2004 powered NS Series Security Appliances to market. During the quarter we signed additional North American reseller partners, secured a major pan-European distribution partner, introduced two new additions to the NS Series family of products and added depth to our management team. While the NS Series business still remains at an early-stage, we are pleased with the progress we have made over the past quarter and excited about the very significant opportunity it represents."

    OEM Appliance Operations

    OEM Appliance revenues increased sequentially by 6 percent to $23.6 million for the quarter compared with $22.3 million in the first quarter of fiscal 2005. Sales of OEM appliances to EMC Corporation were 85 percent of total net revenues in the fiscal second quarter compared to 69 percent in the fiscal first quarter of 2005. The increase in the percentage of total revenues from EMC is primarily the result of lower revenues in the Distribution Operation related to the exit from the third-party storage networking products business. OEM Appliance revenues generated from non-EMC customers decreased to $3.4 million in the second fiscal quarter from $3.7 million in the prior quarter.

    Distribution Operations

    In line with prior guidance, revenues from the Company's Distribution Operations were not significant during the fiscal second quarter of 2005. Revenues from the Distribution Operations were $4.7 million in the prior sequential quarter, when substantially all of the revenues in the Distribution Operations were generated from the disposal of inventory related to exiting the third-party storage networking products business. The Company is now focused on its NS Series Security Appliances, powered by Microsoft ISA Server 2004. Moving forward the Company will not provide a detailed financial breakdown for its Distribution Operations until it has reached a more meaningful volume of NS Series sales.

    Accomplishments during the quarter include:

    -- Signed approximately 20 Microsoft-certified North American value added resellers and system integrators to sell its NS Series Security Appliances, bringing the total to approximately 40.

    -- Introduced the NS6200 and NS6400, two new members of the NS Series Security Appliances family. The NS6200 is a multi-function security platform designed for small businesses and branch offices and supports up to 100 users. The NS6400 is intended for enterprises with higher performance requirements and supports up to 1,000 users.

    -- Established an exclusive one-year pan-European agreement with InTechnology plc to distribute the Network Engines NS Series Security Appliances. InTechnology, one of Europe's largest distributors of IT infrastructure solutions, will market the security appliances across Europe via its network of consultants, systems integrators and resellers.

    -- Hired executives with extensive experience in the security industry to support the NS Series and the necessary build out of our channel sales and marketing infrastructure. They include Dan MacDonnell, formerly of Iron Mountain, as VP of Customer Satisfaction and Corporate Quality, Bryan Bain, formerly of CyberGuard, as Senior Director of Security Marketing and Vincent Ardizzone, formerly of RSA Security, as Director of North American Channel Sales.

    "The second quarter was important for Network Engines. In addition to introducing two new members of the NS Series family, which reflect our continued investment in product development, we also continued to build-out the necessary sales channel infrastructure and channel partnerships that will develop the market for our ISA Server 2004-powered security solution," continued Curtis. "With a clearer understanding of the needs of our reseller partners and the appropriate infrastructure being established, our dedicated and highly experienced team is now focused on training and working with our partners to increase awareness of the compelling benefits afforded by the NS Series and to help generate sales opportunities."

    Business Outlook

    Network Engines currently anticipates the following results for its fiscal third quarter ending June 30, 2005, based on current forecasts from certain partners, historical and seasonal trends.

    -- Net revenues in the range of $23 million to $26 million, primarily attributable to our OEM Appliance operations.

    -- Gross profit in the range of 15 percent to 17 percent of net revenues.

    --  Operating expenses between $6.6 million and $7.0 million.

    -- Net (loss) on a GAAP basis between a net loss of $(2.6) million to a net loss of $(3.0) million.

    -- Cash, cash equivalents and short-term investments of between $39 million and $41 million.

    "With the NS Series Security Appliances still an early stage opportunity, Network Engines' guidance predominantly reflects our expectations for the OEM business and the ongoing investment required to bring our family of NS Series Security Appliances to market," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "The forecasted decrease in gross profit is related to the expected product mix and competitive pricing environment in the OEM business. While profitability remains one of management's key objectives, our increased investments will result in the Company continuing to generate a net loss in the near-term. However, based on the continuing performance of our OEM business combined with our strong balance sheet, we are confident that we have the appropriate resources available for achieving our strategic objectives."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss the fiscal 2005 second quarter results for the period ended March 31, 2005. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines is a leading developer and manufacturer of security and storage appliances. The Company works with its software partners to develop storage and security networking appliances for mission critical applications. Network Engines is headquartered in Canton, Massachusetts and trades on the NASDAQ exchange under the symbol NENG. For more information about the company's products and services, visit www.networkengines.com.

    Safe Harbor for Forward-Looking Statements

    Statements in this press release regarding Network Engines' (the "Company") future financial performance including statements regarding future revenues, gross profits, operating expenses, net income (loss), and cash, cash equivalents and short-term investments position and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2004 and the Company's Form 10-Q for the quarter ended December 31, 2004 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines and the Network Engines logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                         Network Engines, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)
                              (unaudited)



                        Three Months Ended            Six Months Ended
                 ---------------------------------- ------------------
                         March    December   March
                          31,        31,       31,         March 31,
                         2005       2004      2004      2005     2004
                 --------------- --------  -------- --------- --------


 Net revenues           $23,673  $26,959   $35,619   $50,632  $71,470
 Cost of revenues        18,552   21,916    29,300    40,468   58,077
                 --------------- --------  -------- --------- --------

  Gross profit            5,121    5,043     6,319    10,164   13,393

 Operating
  expenses:
  Research and
   development            1,989    1,979     1,486     3,968    2,715
  Selling and
   marketing              2,352    2,425     2,147     4,777    4,393
  General and
   administrative         2,119    1,979     1,619     4,098    3,340
  Stock
   compensation              11        5       127        16      338
  Amortization of
   intangible
   assets                     -        -        31         -      234
  Impairment of
   intangible
   assets                     -        -         -         -    3,614
  Restructuring
   and other
   charges                    -      366         -       366        -
                 --------------- --------  -------- --------- --------

   Total
    operating
    expenses              6,471    6,754     5,410    13,225   14,634

 Income (loss)
  from operations        (1,350)  (1,711)      909    (3,061)  (1,241)
 Other income               238      162        66       400      144
                 --------------- --------  -------- --------- --------

 Net income
  (loss)                $(1,112) $(1,549)     $975   $(2,661) $(1,097)
                 =============== ========  ======== ========= ========

 Net income
  (loss) per
  share - basic          $(0.03)  $(0.04)    $0.03    $(0.07)  $(0.03)
                 =============== ========  ======== ========= ========

 Net income
  (loss) per
  share - diluted        $(0.03)  $(0.04)    $0.02    $(0.07)  $(0.03)
                 =============== ========  ======== ========= ========

 Shares used in
  computing basic
  net income
  (loss) per
  share                  37,306   37,187    36,578    37,246   36,232

 Shares used in
  computing
  diluted net
  income (loss)
  per share              37,306   37,187    40,537    37,246   36,232




                         Network Engines, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)
                              (unaudited)

                                                            September
                                                March 31,      30,
                                                  2005        2004
                                           ---------------   ---------

  ASSETS

  Current assets:

    Cash and cash equivalents                     $12,683     $12,974
    Short-term investments                         32,032      26,614
    Restricted cash                                    47          47
    Accounts receivable, net                        9,895      13,222
    Inventories                                    13,641      14,342
    Other current assets                            1,097       1,257
                                           ---------------   ---------

        Total current assets                       69,395      68,456

  Property and equipment, net                       1,675       1,623
  Goodwill                                          7,769       7,769
  Other assets                                        253         173
                                           ---------------   ---------

         Total assets                             $79,092     $78,021
                                           ===============   =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:

     Accounts payable                             $10,306      $9,312
     Accrued liabilities                            2,854       3,543
     Accrued restructuring charge                       -           -
     Deferred revenue                               3,656         493
                                           ---------------   ---------

        Total current liabilities                  16,816      13,348

  Stockholders' equity:
    Common stock                                      399         397
    Treasury stock                                 (2,838)     (2,838)
    Additional paid-in capital                    177,943     177,688
    Deferred stock compensation                         -          (7)
    Accumulated deficit                          (113,228)   (110,567)
                                           ---------------   ---------

        Total stockholders' equity                 62,276      64,673

                                           ---------------   ---------

         Total liabilities and
          stockholders' equity                    $79,092     $78,021
                                           ===============   =========

    CONTACT: Financial Dynamics
             Ian Bailey or Peter Schmidt, 212-850-5600